Exhibit 5.1

Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis Minnesota 55402-3901 Phone +1 612 766 7000 Fax +1 612 766 1600

March 12, 2012

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Ladies and Gentlemen:

We have acted as counsel for Hutchinson Technology Incorporated (the “Company”) in connection with the preparation of a Registration Statement on Form S-1 (as it may be amended, the “Registration Statement”) with respect to the offer to exchange (the “Exchange Offer”) 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”) for 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) and the offers to purchase (the “Tender Offers”) Outstanding 3.25% Notes and 8.50% Convertible Senior Notes due 2026. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

The terms and conditions of each of the Exchange Offer and the Tender Offers, as well as the terms of the New Notes, are set forth in a prospectus and offer to purchase (as it may be amended, the “Prospectus”) constituting a part of the Registration Statement. The New Notes will be issued under the indenture between the Company and Wells Fargo Bank, National Trustee, as trustee (the “Trustee”), substantially in the form filed as Exhibit 4.9 to the Registration Statement (the “New Note Indenture”).

We have examined or are otherwise familiar with the Articles of Incorporation, the Restated By-Laws of the Company and the corporate actions taken in connection with the issuance of the New Notes

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(the “Corporate Proceedings”), the Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.	upon (a) the due execution and delivery of the New Note Indenture, and the qualification of the New Note Indenture under the Trust Indenture Act of 1939, as amended, the New Note Indenture will be a valid and binding obligation of the Company; and

2.	upon (a) the completion of the Exchange Offer as provided in the Registration Statement, (b) the due execution and delivery of the New Notes issuable pursuant to the Exchange Offer, and (c) the due authentication by the Trustee of such New Notes pursuant to the New Note Indenture, such New Notes will be valid and binding obligations of the Company, except that, to the extent they relate to the validity, binding effect or enforceability of provisions of any instrument or agreement, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other laws of general application affecting the enforcement of creditors’ rights, and (ii) general equity principles, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law.

The foregoing opinions assume that (a) the Registration Statement shall have become effective under the Securities Act and (b) no relevant Corporate Proceedings will have been modified or rescinded.

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Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that may limit the enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture.

We have relied as to certain relevant facts upon certificates of public officials and certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (b) each party to any instrument or agreement relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such instrument or agreement enforceable against it, (c) each party to any instrument or agreement relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, and (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

Our opinions set forth herein are limited to the laws of the State of Minnesota, the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this exhibit.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

FAEGRE BAKER DANIELS LLP

by:	/s/ David M. Vander Haar